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Officer's Certificate

Pursuant to the requirements of the applicable Servicing Agreement for the transactions listed on Schedule I hereto, for which Wells Fargo Bank, National Association, as Master Servicer, and Berkeley Point Capital LLC d/b/a Newmark Knight Frank, as Servicer, the undersigned, Ronald Steffenino, a Senior Managing Director of Servicing and Asset Management of Berkeley Point Capital LLC d/b/a Newmark Knight Frank, hereby certifies subject to any limitations listed on Schedule I hereto, as of the date hereof, solely in his capacity as an officer and not in his individual capacity, as follows:

1. A review of the activities of the Servicer during the preceding calendar year (or in the case of the first such certification, during the period from the Closing Date to December 31, 2018) (the "Reporting Period") and of its performance under the Agreement has been made under my supervision; and

2. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

Dated: January 31, 2019

Berkeley Point Capital LLC d/b/a

Newmark Knight Frank

/s/ Ronald Steffenino

Ronald Steffenino

Senior Managing Director

Servicing and Asset Management

Schedule I

Commercial Mortgage Pass-Through Certificates; Berkeley Point Capital LLC d/b/a Newmark Knight Frank as Primary Servicer

COMM 2014-CCRE20                           COMM 2015-CCRE24

COMM 2015-CCRE26                           GSMS 20 l 5-GC28

GSMS 2015-GC34                                 COMM 2015-LC23

CGCMT 2016-Cl                                    CFCRE 2016-C3

CFCRE 2016-C4                                    SGCMS 2016-C5

CFCRE 2016-C6                                    CFCRE 2017-C8

UBS 2017-C4                                         UBS 2017-C6

UBS 2018 Cl0                                         BBCMS 2018 C2